File No: 40610-0001

November 8, 2019

The Alkaline Water Company Inc.
14646 N. Kierland Blvd., Suite 255
Scottsdale, AZ 85254
U.S.A.

Dear Sirs/Mesdames:

Re: The Alkaline Water Company Inc. - Registration Statement on Form S-4

              We have acted as counsel to The Alkaline Water Company Inc. (the "Company"), a Nevada corporation, in connection with the filing of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the offering  by the Company of up to 23,315,217 shares of common stock of the Company (the "Registered Shares"), which may be issued pursuant to an Agreement and Plan of Merger dated September 9, 2019, as amended on October 31, 2019 (the "Merger Agreement") by and among the Company, AWC Acquisition Company Inc. and AQUAhydrate, Inc. as further described in the Registration Statement.

               In connection with this opinion, we have examined the following documents:

(a) the articles of incorporation of the Company, as amended;

(b) the bylaws of the Company, as amended;

(c) the resolutions adopted by the board of directors of the Company pertaining to the Registered Shares;

(d) the Merger Agreement;

(e) the Registration Statement; and

(f) the prospectus constituting a part of the Registration Statement.

               In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

               We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

               Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares, when issued and delivered by the Company in accordance with the terms of the Merger Agreement, will be duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company.

               This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP